EXHIBIT 99.1

Synthesis Energy Systems, Inc. Reports Fiscal 2017 First Quarter Financial Results and Provides Business Update

CEO and President, and CAO, to Present Conference Call Webcast Today at 4:15 p.m. EST

HOUSTON, Nov. 14, 2016 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader in low cost, high performance clean energy gasification technology, today reported financial and operating results for its fiscal 2017 first quarter, ended September 30, 2016.

“During the first quarter of our fiscal year 2017, we have continued our focus on activities we believe will build a strong foundation for generating future earnings. We continue to make forward progress on many of our key initiatives, including the development of equity investment platforms and our expansion outside of China. We are very excited to have announced positive results from our activities in Australia. SES owns approximately 11% of Batchfire Resources, which acquired the Callide thermal coal mine in Central Queensland late last month,” said DeLome Fair, SES President and CEO.

“In China, we have received the final government approval, thus finalizing the restructuring agreement of the Zao Zhuang joint venture. We are moving forward with our partner, Weijiao Group/Xuecheng Energy, on the exciting new project which would   generate hydrogen which will be used to convert tar to clean burning, ultra-low sulfur diesel fuel. We have received support from the local government to build this new project in an expanded facility outside the city proper in Zouwu Industrial Park, where our partner already has existing operations. Our initial evaluation of the project looks positive and we are now evaluating options to achieve a viable commercial structure with Weijiao,” continued Ms. Fair.

“We have also progressed several nearer-term technology licensing and equipment supply opportunities. In addition to our ongoing bid to supply SGT technology and proprietary equipment for a large project in South America, we are now in advanced consideration for technology licensing and equipment supply projects in India, Europe, and through our Tianwo-SES JV. In addition, similar to our ongoing activities in Australia, we continue our efforts to identify and develop additional platforms globally,” added Ms. Fair.

Recent Corporate Highlights

SES Assets:

Callide Mine: In October, SES announced its approximately 11% ownership position in Batchfire Resources Pty Ltd., when Batchfire completed its acquisition of the Callide thermal coal mine located in Central Queensland, Australia, from Anglo American plc. The Callide Mine is a mature and significantly sized coal producer with substantial recoverable thermal coal reserves, according to Batchfire, and is supported by an experienced local workforce, first-class logistics, and export infrastructure. The Callide B and C power stations will be leading customers for the mine’s output under long-term supply contracts, essential for major power generation facilities with a combined capacity of 1,510 megawatts. Batchfire’s management and board have deep experience in coal mine operations in Australia, and the Callide Mine continued its operations uninterrupted on a “walk-out, walk-in” basis following the acquisition.

Yima Joint Ventures Methanol Plant (Yima): The Yima plant began the process of restarting the plant on November 13 and is expected to resume normal operations during November, following the Yima JV’s continued progress towards the consolidation of its existing three-JV structure into one joint venture company, which is expected to facilitate the facility’s permanent environmental and safety permits.

Zao Zhuang New Gas Company Joint Venture (ZZ): In October, SES received local government approval to successfully finalize the restructuring agreement with the Company’s JV partner, Shandong Weijiao Xuecheng Energy Co. Ltd. (Weijiao Group), which transfers responsibility for all outstanding ZZ liabilities to Weijiao Group. The newly restructured ZZ entity is now positioned to develop and implement a new gasification facility, in the Zouwu Industrial Park, intended to produce about 280 million Nm3 of syngas per year using three SGT systems. The Zouwu Industrial Park is a recently developed industrial zone in ZaoZhuang City, Shandong Province, where Weijiao Group already has facilities operating. The new facility’s clean syngas will primarily be used to generate hydrogen. The hydrogen will be used to convert tar to clean burning, ultra-low sulfur diesel fuel, a key contributor to improving air quality in China. The local government has expressed strong support for the project. This includes coordination and support to the project through assistance in: permitting, land needs, applications, tax preferences on project expansion, upgrades, and re-construction; and financing preference.

Technology Licensing and Equipment:

China Joint Venture: Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES), SES’s China Joint Venture with Suzhou THVOW Technology Co., Ltd. (THVOW) – SES continues to work with its Tianwo-SES JV partner, to improve its operation to become profitable and operate as intended per the contracts. SES continues, on the business commercial side, to remain optimistic about Tianwo-SES’s prospects to secure several projects including its first large scale, national level project in China that is now under discussion.

Fiscal First Quarter 2017 Financial Results (Unaudited)

Revenues.  During the three months ended September 30, 2016 (the “Current Quarter”) there were no revenues from continuing operations. This compares with total revenues of $0.2 million for the three months ended September 30, 2015 (the “Comparable Quarter”), which resulted from engineering feasibility studies and coal testing services for two customers.

Costs of sales and plant operating expenses. There were no costs of sales and plant operating expenses from continuing operations during the Current Quarter.  During the Comparable Quarter there were $0.2 million of costs of sales and plant operating expenses related to costs incurred for coal testing and engineering studies for two customers discussed above.

General and administrative expenses. General and administrative expenses were $2.3 million for continuing operations in the Current Quarter as compared with $2.0 million the Comparable Quarter.  The $0.3 million increase is primarily related to engineering expenses and consulting fees incurred for the development of ongoing projects.

Net Loss from continuing operations attributable to SES shareholders.  The Company's net loss attributable to SES shareholders from continuing operations for the Current Quarter was $2.6 million ($0.03 per share) versus $3.0 million ($0.03 per share) for the Comparable Quarter. This decrease in the loss was primarily the result of the modification and replacement of warrants in the Comparable Quarter.

Net Loss from discontinuing operations attributable to SES shareholders. Loss from discontinued operation related to our ZZ Joint Venture was $0.4 million for the Current Quarter compared with $1.6 million for the Comparable Quarter.  The decrease in the loss was due primarily the result of a reduction in costs as a result of the shutdown of the ZZ Joint Venture plant in October 2015.

Net Loss attributable to SES shareholders. The net loss attributable to SES stockholders for the Current Quarter was $2.9 million ($0.03 per share) versus a loss of $4.6 million ($0.05 per share) for the Comparable Quarter.

Cash and Cash Equivalents. As of September 30, 2016, the Company had cash and cash equivalents of $11.0 million.  This compares to cash and cash equivalents of $13.8 million as of June 30, 2016.

Conference Call Information

SES President and CEO DeLome Fair and CAO Scott Davis will report on financial results and provide a business update beginning at 4:15 p.m. EST on November 14.

To access the live conference call webcast, please log on to the Investor Center of the corporate website, www.synthesisenergy.com. Interested parties can pre-register for the conference at: http://dpregister.com/10095691. Alternatively, interested parties may participate in SES’s conference call by phoning (877) 508-9602 (U.S.) or (412) 317-5113 (Int’l). Callers should request the “Synthesis Energy Systems, Inc. call.”

An archived version of the SES conference call webcast will be available, beginning approximately one hour after its completion, through December 14, 2016. Interested parties can access the telephonic replay on the Investor Center of the company’s website, or by phoning (877) 344-7529 (U.S.) or (412) 317-0088 (Int’l). The PIN access code for both the live call and replay is: 10095691.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuels, chemicals, fertilizers, and transportation fuels, replacing expensive natural gas based energy. SGT can also produce high-purity hydrogen for cleaner transportation fuels. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of the ZZ Joint Venture to retire existing facilities and equipment and build another SGT facility; the ability of Batchfire management to successfully grow and develop Callide operations; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects, our ability to raise additional capital, if any, our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2016	2015

Revenue:
Technology licensing and related services	$—	$247
Total revenue	—	247

Costs and Expenses:
Costs of sales and plant operating	—	177
General and administrative expenses	2,332	1,965
Stock-based expense	257	1,131
Depreciation and amortization	39	57

Total costs and expenses	2,628	3,330

Operating loss	(2,628)	(3,083)

Non-operating (income) expense:
Foreign currency losses, net	26	119
Interest income	(5)	(10)

Loss from continuing operations	(2,649)	(3,192)
Loss from discontinued operations	(389)	(1,584)

Net Loss	(3,038)	(4,776)
Less: net loss attributable to noncontrolling interests	(91)	(194)

Net loss attributable to SES stockholders	$(2,947)	$(4,582)

Net loss attributable to SES stockholders:
From continuing operations	$(2,567)	$(3,003)
From discontinued operations	$(380)	$(1,579)

Net loss attributable to SES stockholders	$(2,947)	$(4,582)

Net loss per share (Basic and diluted):
From continuing operations	$(0.03)	$(0.03)
From discontinued operations	$(0.00)	$(0.02)

Net loss attributable to SES stockholders	$(0.03)	$(0.05)

Weighted average common shares outstanding:
Basic and diluted	86,988	86,346

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30, 2016	June 30, 2016
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$11,048	$13,807
Accounts receivable, net	26	27
Prepaid expenses and other currents assets	1,132	828
Inventory	42	43
Assets of discontinued operations	12,003	12,662
Total current assets	24,251	27,367

Property, plant and equipment, net	111	54
Intangible asset, net	884	898
Investment in joint ventures	26,201	26,201
Other long-term assets	625	661

Total assets	$52,072	$55,181

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,588	$1,655
Liabilities of discontinued operations	12,997	13,337

Total current liabilities	14,585	14,992

Commitment and contingencies

Equity:

Preferred stock, $0.01 par value- 20,000 shares authorized – no
shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 87,044 and 86,984 shares issued and outstanding, respectively	870	870
Additional paid-in capital	261,508	261,225
Accumulated deficit	(229,885)	(226,938)
Accumulated other comprehensive income	6,640	6,586
Total stockholders’ equity	39,133	41,743
Noncontrolling interests in subsidiaries	(1,646)	(1,554)

Total stockholder’s equity	37,487	40,189

Total liabilities and stockholder’s equity	$52,072	$55,181